Exhibit 1.1

ESSEX PROPERTY TRUST, INC.
Common Stock

TERMS AGREEMENT

March 25, 2014

CITIGROUP GLOBAL MARKETS INC.
388 Greenwich Street
New York, NY 10013

Ladies and Gentlemen:

Essex Property Trust, Inc.,  a Maryland corporation (the “Company”), proposes, subject to the terms and conditions stated herein and in the Equity Distribution Agreement, dated March 29, 2013 (the “Distribution Agreement”), between the Company and Citigroup Global Markets Inc. (“Citigroup”), to issue and sell to Citigroup the securities specified in the Schedule hereto (the “Purchased Securities”).  Unless otherwise defined below, capitalized terms defined in the Distribution Agreement shall have the same meanings when used herein.

Each of the provisions of the Distribution Agreement not specifically related to the solicitation by Citigroup, as agent of the Company, of offers to purchase securities is incorporated herein by reference in its entirety, and shall be deemed to be part of this Terms Agreement to the same extent as if such provisions had been set forth in full herein.  Each of the representations, warranties and agreements set forth therein shall be deemed to have been made as of the date of this Terms Agreement and the Settlement Date.

Subject to the terms and conditions set forth herein and in the Distribution Agreement which are incorporated herein by reference, the Company agrees to issue and sell to Citigroup and the latter agrees to purchase from the Company, the Purchased Securities at the time and place and at the purchase price set forth in the Schedule hereto.

Notwithstanding any provision of this Agreement or any Terms Agreement to the contrary, the Company consents to Citigroup trading in the Common Stock for Citigroup’s own account and for the accounts of its clients at the same time as sales of the Shares occur pursuant to this Agreement.

[Signature page follows]

If the foregoing is in accordance with your understanding, please sign and return to us a counterpart hereof, whereupon this Terms Agreement, including those provisions of the Distribution Agreement incorporated herein by reference, shall constitute a binding agreement between Citigroup and the Company.

ESSEX PROPERTY TRUST, INC.

By:	/s/ Mark J. Mikl
Name:	Mark J. Mikl
Title:	Senior Vice President

ACCEPTED as of the date
first-above written:

CITIGROUP GLOBAL MARKETS INC.

By:	/s/ Meghan Baivier
Name:	Meghan Baivier
Title:	Vice President

[Signature page to Terms Agreement]

SCHEDULE TO TERMS AGREEMENT

Title of Purchased Securities:
Common Stock

Number of Shares of Purchased Securities:
450,000

Price to Public:
Variable

Purchase Price by Citigroup:
$166.90

Method of and Specified Funds for Payment of Purchase Price:
By wire transfer to a bank account specified by the Company in same day funds on Settlement Date.

Method of Delivery:
To Citigroup’s account, or the account of Citigroup’s designee, at The Depository Trust Company via DWAC in return for payment of the purchase price.

Settlement Date:
March 31, 2014

Closing Location:
New York, NY

Documents to be Delivered:

The following documents referred to in the Distribution Agreement shall be delivered (unless otherwise waived) as a condition to the closing (which documents shall be dated on or as of the date of the Terms Agreement to which this Schedule is annexed):

(1)	the officer’s certificate referred to in Section 8(n);

(2)	the opinions referred to in Sections 8(o);

(3)	the “comfort” letters referred to in Section 8(p); and

(4)	such other documents as Citigroup shall reasonably request.